UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 31, 2008

SALON MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Spear Street, Suite 203, San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 – Entry into Material Definitive Agreements

On October 31, 2008, Salon Media Group, Inc. (the “Registrant” or the “Company”) sold and issued to each of Dr. John Warnock and the Hambrecht 1980 Revocable Trust (the “Holders”) an additional convertible promissory note (each a “Note,” collectively the “Notes”), each with a principal amount of $500,000, $1 million in aggregate, as part of a financing transaction in which the Company has generated gross proceeds of approximately $2,500,000, including the principal amount of the Notes (the “Financing”).  The terms of the Notes and Financing are summarized below and set forth in the Note Purchase Agreement (the “Agreement”) by and among the Company and certain investors, dated April 4, 2008, previously disclosed on Form 8-K dated April 9, 2008.  The Company will use the funds raised from the issuance of the Notes for working capital and other general corporate purposes.

The Notes shall bear interest at the rate of 7.5% per annum, payable annually, in cash or in kind, and mature on October 31, 2012.  The Notes may convert at the election of the Holders at any time into a number of shares of the Company’s common stock equal to the aggregate amount of the Note obligations divided by $0.6746.

Dr. John Warnock is Chairman of the Company's Board of Directors, William Hambrecht, who is affiliated with the Hambrecht 1980 Revocable Trust, is the father of Elizabeth Hambrecht, the Company’s Chief Executive Officer and a director.

The Notes have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or an applicable exemption from registration requirements.

Except with respect to the timing of payment of interest, the foregoing description is qualified by reference to the Note Purchase Agreement and Form of Convertible Promissory Note, copies of which were previously filed on Form 8-K dated April 9, 2008 as Exhibits 10.37 and 10.38 respectively, and each of which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2008

SALON MEDIA GROUP, INC.
Registrant

By:	/s/ Elizabeth Hambrecht
Elizabeth Hambrecht
Chief Executive Officer

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